Exhibit 1.01

Adient plc
Conflict Minerals Report
For the Calendar Year Ended December 31, 2018

I.Background

The Securities and Exchange Commission (the “SEC”), through Section 13(p) of the Securities Exchange Act of 1934, imposes reporting requirements (the “Rule”) on SEC issuers concerning the use of Conflict Minerals and the metals derived from such minerals, as described below, that originate in the Democratic Republic of the Congo (the “DRC”) or the adjoining countries (collectively, the “Covered Countries”).

The term “Conflict Mineral” is defined to include cassiterite, columbite-tantalite, gold, and wolframite and their derivatives, including tantalum, tin and tungsten ("3TG”) regardless of their source.

This is the Conflict Minerals Report (“Report”) of Adient plc (“Adient”) for calendar year 2018 and covers all activities conducted for the calendar year ended December 31, 2018.

II.Adient Overview

Adient is the world’s largest automotive seating supplier and has relationships with the largest global auto manufacturers. Adient designs, manufactures and markets a full range of seating systems and components for passenger cars, commercial vehicles and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles. Adient’s proprietary technologies extend into virtually every area of automotive seating solutions, including complete seating systems, frames, mechanisms, foam, head restraints, armrests, trim covers and fabrics.

As used in this Report, and except where the context otherwise requires, “we” and “our” refer to Adient and its majority-owned subsidiaries and variable interest entities that are required to be consolidated.

III.Product Overview

As noted above, our products include complete seating systems, frames, mechanisms, foam, head restraints, armrests, trim covers and fabrics.

IV.Supply Chain Description

Adient is committed to the responsible sourcing of Conflict Minerals and is a member of the Responsible Minerals Initiative (“RMI”). RMI was founded by members of the Responsible Business Alliance (“RBA”). Adient encourages its suppliers to conduct conflict-free sourcing from RMI certified smelters.

As a large multinational company, Adient has a complex, multi-tiered supply chain. The products that Adient manufactures are typically highly engineered, complex and contain thousands of parts from a vast network of globally dispersed suppliers.

As a downstream consumer with many tiers in its supply chain, Adient generally does not have a direct relationship with smelters and refiners. In most instances, Adient obtains products containing 3TG from unrelated third-party suppliers with their own independent supply chains. Accordingly, Adient must rely on its direct suppliers to provide information on the origin of any Conflict Minerals contained in the components and parts supplied to Adient.

Exhibit 1.01

V.Reasonable Country of Origin Inquiry (“RCOI”)

A.Process Summary

In 2018 Adient continued its efforts to improve the transparency in its supply chain. Adient's good faith global scoping exercise was reviewed and adapted to reflect recent changes in internal processes, which were mainly related to the quality of data available about Adient's suppliers. The identification of suppliers that were subject to the RCOI (“In-Scope Suppliers”) was closely linked not only to the presence of 3TGs in the products but also to contractual agreements to determine the amount of influence that Adient has on In-Scope suppliers regarding the sourcing decisions taken in the supply chain. Supplier communications were tailored to ensure that suppliers understood and followed Adient’s Conflict Minerals Policy and the sourcing requirements laid down in its general terms and conditions.

Due to the complexity of Adient’s supply chain, Adient relied on its first-tier suppliers to provide information on the origin of Conflict Minerals potentially present in components and parts supplied to Adient. In addition, Adient sent the RMI Conflict Minerals Reporting Template (the “CMRT”) to these suppliers to gather information on the chain of custody of the necessary Conflict Minerals potentially included in Adient’s products.

Adient elected to utilize, without alteration, the CMRT, as well as a survey tool to facilitate its RCOI. The questions on the CMRT include, but are not limited to, the use of Conflict Minerals and their necessity to product functionality or production, the origin of such Conflict Minerals, and whether smelters have been validated as compliant in accordance with the RMI. Adient communicated with In-Scope Suppliers, notifying them of the RCOI and Adient’s expectations, and it also provided instructions to assist with the completion of the CMRT.

In addition to the RCOI efforts described above, Adient undertook the following measures to determine the mine or country of origin of any Conflict Minerals:

•
As part of its global scoping exercise, Adient considered the following supply base categories as the scope universe for RCOI purposes: manufactured products, products contracted to be manufactured, and spare parts.

•
Adient reviewed its scoping guideline and implemented the process changes related to the identification of suppliers. A risk level of “High,” “Low” or “None” based on the likelihood of the presence of Conflict Minerals in each component was assigned to each In-Scope Supplier as result of the joint effort between our procurement and engineering groups. Suppliers providing components with risk rankings of High and Low were considered in-scope for RCOI procedures.

•
Adient required each supplier deemed to be in-scope to provide information regarding the use of Conflict Minerals from their suppliers, who, in turn, were expected to solicit that information from their next tier of suppliers. The Conflict Minerals Supplier Letter that was sent to each In-Scope Supplier can be found on Adient’s website at:
http://www.adient.com/suppliers/corporate-responsibility.

•
Adient provided explanations and on-demand training to its suppliers regarding the relevant requirements of the Rule and its obligations under the Rule, and reiterated Adient’s expectation that suppliers cooperate to support Adient’s compliance efforts. Refer to “Supplier Engagement and Training” below for more information.

•
The responses received from the In-Scope Suppliers about the country of origin of any Conflict Minerals necessary to functionality or production of products supplied to Adient were reviewed for accuracy and completeness, and, if necessary, were red flagged for additional follow up and/or due diligence.

•	Suppliers who sent incomplete or inconsistent responses were asked to review their responses and resubmit their surveys.

•	Adient implemented the following escalation process for suppliers that did not respond:

	▪	Step 1: For a selection of suppliers with risk ratings of High that did not respond, an escalation letter was sent.

	▪	Step 2: Commodity managers/buyers contacted the suppliers with risk ratings of High that did not respond to the escalation letter (either by phone or in written form) to request survey completion.

	▪	Step 3: If the supplier still did not respond, the relevant Vice President(s) of Procurement sent a written letter to the supplier requesting completion of the survey.

Exhibit 1.01

B.RCOI Results

Adient determined there were 1,004 In-Scope Suppliers for calendar year 2018, which represented 30% of Adient’s total direct suppliers. Adient sent communications to all of its In-Scope Suppliers notifying them of the upcoming RCOI and received receipt confirmations from 86% of those In-Scope Suppliers.

Of the In-Scope Suppliers surveyed, the overall response rate was 50%, including 295 responses that were received and accepted (representing 34% of the suppliers who confirmed receipt of the survey). Adient considers a response as received and accepted when a completed CMRT has been returned to Adient and the CMRT has been validated as accurate by its compliance specialists. Below are the results of the RCOI survey:

RCOI Survey Results
No 3TG	71%
Acknowledged 3TG Sourced from the Covered Countries	18%
Acknowledged 3TG Not Sourced from the Covered Countries	10%
3TG Origin Uncertain or Unknown	1%

C.Improvement Measures to Be Taken

During 2018 Adient developed and implemented additional steps into its internal process to ensure that pertinent information is elicited about potential sourcing from the Covered Countries. These situations require a tailored approach supported by Adient’s Compliance and Supply Chain Management Departments to cover suppliers directly sourced by Adient and customer directed suppliers.

Adient plans to continue to improve its processes, including, but not limited to, the following:

•	Engage with suppliers that have not responded to Adient’s request for Conflict Minerals information with focus on directed buy arrangements;

•	Require vendor code information from every In-Scope Supplier to reduce the amount of redundant requests

•
Reconsider supply arrangements and potentially implement remedies for suppliers that refuse to cooperate with Adient’s compliance efforts or do not conduct conflict-free sourcing from the Covered Countries;

•	Raise concerns resulting from customer-directed buy arrangements with the respective customer

•
Continue refining Adient’s strategy for managing and mitigating Conflict Minerals risk in the supply chain by sharing information about smelters of concern with affected suppliers in order to raise awareness and by requesting that affected suppliers encourage smelters in their supply chains to participate in certification schemes;

•	Refine the evaluation process to improve the information gathered regarding, and the handling of, smelters potentially affected by other compliance related matters;

•	Further refine and continue to provide online training materials for suppliers, in addition to personal instruction, and

•	Report identified smelting facilities without a smelter ID to the RMI.

Exhibit 1.01

VI.Conflict Minerals Due Diligence

A.Compliance Framework

i.Framework Design and Overview

Adient designed a compliance framework that conforms to the primary principles of the internationally recognized due diligence framework developed by the Organisation for Economic Co-operation and Development (“OECD”) entitled “OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected Areas and High-Risk Areas” and related supplements for each of the Conflict Minerals. Our compliance framework included the following elements: 1) establish strong company management systems; 2) identify and assess risk in the supply chain; 3) design and implement a strategy to respond to identified risks; 4) carry out independent third-party audit of smelters’/refiners’ due diligence practices; and 5) report annually on supply chain due diligence.

ii.Establish Strong Company Management Systems

Conflict Minerals Policy

Adient is committed to the responsible sourcing of Conflict Minerals and it supports the humanitarian goal of ending violent conflict in the Covered Countries. Our Conflict Minerals Policy Statement expresses that we continue to promote and encourage suppliers to conduct conflict-free sourcing from the Covered Countries, and to use responsible sourcing practices. We expect our suppliers to conduct due diligence on their respective supply chains and to assist us with our compliance efforts. To the extent that a supplier refuses to cooperate with our compliance efforts or does not conduct conflict-free sourcing from the Covered Countries, we may reconsider our supply arrangement and/or implement remedies available to us. Our Conflict Minerals Policy Statement is publicly available on Adient’s website at:

http://www.adient.com/-/media/adient/shared/suppliers/corporate-responsibility/conflict-minerals/newadientconflictmineralspolicystatement_nov-2016.ashx.

Internal Management System

Adient maintains an internal management system, where senior management, having the necessary expertise, knowledge and experience, oversee the RCOI and due diligence process. We continue to seek ways to address risk in our supply chain process through initiatives that often involve stakeholder engagement or consultation with outside experts.

Adient maintains a Conflict Minerals Executive Steering Committee (“Steering Committee”) comprised of leaders from Procurement, Legal, Engineering, Communications, Information Technology, Internal Audit and Finance. The Steering Committee oversees and supports Adient’s Conflict Minerals compliance program carried out by Adient’s global Project Management Organization (“PMO”). The global PMO includes representatives from each of the applicable departments involved in preparing and publishing this Report. The Steering Committee and PMO each meet to develop and monitor plans to comply with the reporting requirements of the Rule.

This Report was also reviewed by Adient’s Disclosure Committee, which is comprised of Adient’s Chief Executive Officer; Chief Financial Officer; General Counsel; Corporate Treasurer; Corporate Controller; Assistant Corporate Controller; Vice President, Tax; Vice President, Internal Audit; Vice President, Investor Relations; Executive Director - Commercial, Finance; and Director - Corporate Governance & Securities.

System of Controls and Transparency

Due to the complexity of Adient’s supply chain, Adient relies on its first-tier suppliers to provide information on the origin of Conflict Minerals potentially present in materials supplied to Adient. Adient’s RCOI and due diligence processes are designed to gather information on the chain of custody of the necessary Conflict Minerals potentially included in Adient’s products.

Exhibit 1.01

Supplier Engagement and Training

Adient provides a Conflict Minerals presentation as part of the initial communication package to the In-Scope Suppliers that summarizes the relevant requirements of the Rule, as well as our obligations under the Rule, and reiterates Adient’s expectation that our suppliers cooperate to support our Conflict Minerals compliance efforts. The presentation is posted on our website at: http://www.adient.com/suppliers/corporate-responsibility. Suppliers are encouraged to ask questions to our compliance specialists to enhance their understanding of the Rule and our expectations.

Adient also provides the In-Scope Suppliers with instructions for responding to the survey, and our compliance specialists have scripts to help explain our requests and the reason behind the requests. Communications sent to suppliers also contain reference links to the Rule and additional guidance from the SEC, Automotive Industry Action Group (“AIAG”), RMI, and OECD. To help suppliers identify and address smelters of concern, Adient provides links to other non-governmental organization (“NGO”) resources such as Global Witness or Amnesty International for smelter information.

Adient publicly shares its position on responsible sourcing of Conflict Minerals through its Conflict Minerals Policy Statement. In addition, as Adient renews or enters into new agreements with suppliers, Adient includes a Conflict Minerals compliance provision when appropriate. The provision requires suppliers to conduct and document inquiries of smelters and refiners of Conflict Minerals included in the products supplied to Adient, including inquiries as to the country of origin. Adient’s Global Supplier Standards Manual reflects these expectations.

Internal Training

Adient has a web-based training module specifically for its Sales, Procurement and Engineering functions in order to increase awareness and education about the relevant requirements of the Rule, Adient’s obligations under the Rule, and the processes Adient uses to evaluate and respond to the related risks in our supply chain. Awareness sessions are mandatory for new employees at Adient facilities that perform engineering and design activities related to the use of Conflict Minerals

Records Management

Adient retains relevant Conflict Minerals documentation in accordance with its existing corporate retention policy and procedures.

Grievance Mechanism

Adient maintains a web- and telephone-based, 24-hour Integrity Helpline (information is available at: http://adient.ethicspoint.com/), providing any interested party (employees, customers, suppliers or other external third parties) with a confidential reporting mechanism to communicate potential violations of the law, regulations, professional standards, policy, the Ethics Policy or the Conflict Minerals Policy, as well as concerns regarding Adient’s supply chain. Incoming reports follow Adient’s Investigations Protocol, whereby incoming cases are either investigated by Adient’s Legal Department or transferred to the responsible group inside Adient. The Legal Department monitors the investigation and resolution of cases reported through the helpline or escalated through other channels.

Exhibit 1.01

iii.Identify and Assess Risk in the Supply Chain

Adient’s RCOI was designed to determine whether the Conflict Minerals necessary to the functionality or production of a product manufactured (or contracted to be manufactured) by Adient originated in the Covered Countries, or were from recycled or scrap sources. Through communications with the In-Scope suppliers, Adient attempted to identify smelters and refiners of Conflict Minerals that may be utilized in its products.

Adient followed up, and continues to follow up, with suppliers who indicated that they might be sourcing Conflict Minerals from the Covered Countries or non-certified smelters in order to exercise due diligence on the source and chain of custody of the Conflict Minerals, inquiring of such suppliers whether they:

•	provided information on all smelters and the country of origin of the Conflict Minerals;

•	performed due diligence procedures for non-certified smelters; and

•	were able to determine if the Conflict Minerals financed or benefited armed groups in the Covered Countries.

iv.Design and Implement a Strategy to Respond to Identified Risks

Adient has established due diligence guidelines to be followed if Adient identifies a risk or a red flag that a supplier may have sourced Conflict Minerals from the Covered Countries through a review of the received CMRT.

Once an In-Scope Supplier identified in its response that it might be sourcing Conflict Minerals from the Covered Countries, Adient initiated due diligence procedures to collect more detailed information from that supplier, which included engaging with such supplier and validating information with other reliable sources. Suppliers reporting RMI-certified smelters from the Covered Countries were generally exempt from further due diligence as long as there were no incident reports available from NGOs or other reliable sources regarding the listed smelter(s) or refiner(s).

Survey findings were discussed with Adient’s Procurement Leadership Team. Adient created a list of suppliers identified as using Conflict Minerals from a Covered Country as well as the indicated smelters. This list was compared to the RMI smelter listing to verify the accuracy of the supplier responses as well as the source of the Conflict Minerals, and then shared it with the responsible procurement team.

In addition, Adient engaged and actively cooperated with industry groups, including RMI and AIAG. Adient also invested in systems and processes to manage risk identified in its supply chain.

v.Carry Out Independent Third-Party Audit of Smelters’/Refiners’ Due Diligence Practices

Adient supports independent third-party audits by being a member of the RMI. In connection with our due diligence efforts, we rely on the RMI’s Conflict-Free Smelter Program to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials. However, Adient is a downstream consumer of Conflict Minerals and is many steps removed from the mining of Conflict Minerals. Adient does not purchase raw ore or unrefined Conflict Minerals, and, to the best of its knowledge, conducts no purchasing activities directly in the Covered Countries. Adient evaluates the received supplier reports by using the smelter database from RMI and reports any unknown smelter or smelters that have not been certified to the RMI for further investigation and inclusion in the smelter certification scheme.

vi.Report Annually on Supply Chain Due Diligence

This Report (and the related Form SD) was filed with the SEC and is available on our website at:

http://www.adient.com/suppliers/corporate-responsibility.

Exhibit 1.01

B.Due Diligence Results

i.Facilities Used to Process Necessary 3TG Originating from Covered Countries

The RCOI, including the use of the CMRT, and Adient’s due diligence efforts described above were designed to provide Adient with information on the smelters and refiners that the In-Scope Suppliers used to process Conflict Minerals in the products supplied to Adient. As previously discussed, Adient is a downstream consumer of 3TG and generally does not have a direct relationship with smelters and refiners; as a result, it must rely on responses from its suppliers in order to determine the facilities used to process Conflict Minerals. Similar to Adient, our suppliers generally do not have a direct relationship with the facilities used to process Conflict Minerals; therefore, some suppliers responded that they were unable to provide smelter and refiner information at this time. Accordingly, for this reporting period, Adient does not know all the facilities used to process, or the country of origin of, all the Conflict Minerals included in its products.
Based on a review of the received and accepted responses, 10% of the suppliers indicated that they did not source from the Covered Countries and 18% of the suppliers acknowledged that they sourced 3TG from the Covered Countries. The suppliers sourcing from the Covered Countries indicated that they only sourced from smelters that the RMI identifies as DRC conflict free. Even though none of the responses acknowledged that 3TG was sourced from smelters or mines that financed or benefited armed groups, after reviewing information from NGOs and other sources, Adient found evidence with respect to two of the smelters identified by its suppliers that raised concerns. Adient contacted each impacted supplier to encourage them to review their respective supply chain and to work with their suppliers to eliminate the affected smelter from their supply chain. Further actions with respect to these or other suppliers using smelters or refiners that raise concerns could include reconsidering supply arrangements and potentially implementing remedies for suppliers that refuse to cooperate with Adient’s compliance efforts in accordance with its existing procurement processes and policies.

ii.Smelter Lists (Appendix A)

Adient compared the smelter lists provided in responses from its In-Scope Suppliers with the RMI list of compliant smelters to determine which smelters the RMI identifies as DRC conflict free. The information provided by our suppliers was used to conduct our due diligence, including assessing reports for completeness and consistency.

Appendix A includes a list of the smelters identified by our In-Scope suppliers as part of our RCOI and due diligence efforts. A total of 278 smelters were identified by our suppliers and 252 or approximately 90%, are RMI certified. The percentage of certified smelters increased by 16 percentage points as compared to 2017. Six smelters have not been certified by the RMI with one of those smelters reported using only recycled or scrap feedstock. Through our efforts, we learned that 16 smelters ceased operations during the reporting year.

Exhibit 1.01

C.Risk Mitigation Measures

In order to mitigate risk related to Conflict Minerals in Adient’s supply chain, Adient’s current processes and procedures include:

•	Membership in the RMI, which has allowed for the comparison of all supplier responses to the RMI smelter listing to confirm the accuracy of supplier responses;

•	Updating and adapting our scoping and due diligence guidelines as well as the escalation process to reflect organizational changes inside Adient; and

•	Reviewing and utilizing our inhouse information technology systems and tools to increase process reliability and apply best business practices.

Adient is aware of a decreasing willingness on the part of certain smelters to undergo or renew the certification with the RMI or other certification schemes, which it believes is due to external factors, such as guidance related to the application of the Rule; however, Adient is committed to responsible sourcing practices. Adient is committed to complying with the OECD Guidance and the Rule in such a way that it believes mitigates such concerns through the implementation of our Conflict Minerals Policy Statement. In order to further mitigate the risk that Conflict Minerals in the supply chain benefited armed groups in the Covered Countries and to identify the origin of those minerals, Adient will continue its efforts with its In-Scope Suppliers to improve the response rate and the completeness of the surveys. In addition, Adient will:

•	Continue to direct suppliers to Adient’s Conflict Minerals Policy Statement, which emphasizes the responsible sourcing of Conflict Minerals;

•	Strive to improve supplier awareness to identify potential risks at an early stage by improving our supplier training and sending out detailed feedback related to information received from suppliers;

•	Continue to follow up with suppliers that source Conflict Minerals from, or were identified as potentially sourcing from, smelters and refiners not participating in certification schemes;

•
Strive to improve the effectiveness of the escalation process to enhance supplier communications and the quality of responses by addressing concerns related to customer buy arrangements to the affected customer;

•	Seek to enhance our RCOI and due diligence measures, as well as the review process for existing and new suppliers included in the scoping guidelines;

•	Continue to work with relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD guidance; and

•	Work with the RMI smelter engagement team to support their engagement and certification efforts.

Exhibit 1.01

VII.Determination

For calendar year 2018, Adient is unable to determine the mine or country of origin of its necessary Conflict Minerals or the facilities used to process Conflict Minerals in its supply chain with the greatest possible specificity due to either a lack of survey responses or inconclusive survey responses from its In-Scope Suppliers. As such, Adient is currently unable to determine whether products manufactured, or contracted to be manufactured, by Adient in the 2018 calendar year, which include those listed in “III. Product Overview” above, have been found to be free of necessary Conflict Minerals that directly or indirectly financed or benefited armed groups in the Covered Countries. See Appendix A for a list of smelters for each of the Conflict Minerals identified as part of Adient’s efforts and country of origin information.

Cautionary Statement Regarding Forward-Looking Statements:

Adient has made statements in this Report that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this Report other than statements of historical fact are statements that are, or could be, deemed “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding Adient’s future plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Adient cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Adient's control, that could cause Adient’s actual results to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties are difficult to predict accurately and may include (but are not limited to) regulatory changes and other developments relating to Conflict Minerals disclosures, changes in or developments related to Adient’s products or Adient’s supply chain, changes to Adient’s supplier base and industry developments relating to supply chain diligence, disclosure and other practices. A detailed discussion of risks related to Adient’s business is included in the section entitled “Risk Factors” in Adient's Annual Report on Form 10-K for the fiscal year ended September 30, 2018 and in its quarterly reports on Form 10-Q as well as other filings with the SEC, available at www.sec.gov. The forward-looking statements included in this Report are made only as of the date of this Report and, except as required by law, Adient assumes no obligation, and disclaims any obligation, to update such statements.

Exhibit 1.01

Appendix A - Smelters by mineral

The attached smelter information refers to data available in the RMI smelter database in March 2019. Any changes to the RMI smelter database that took place after March 2019 are not covered.

List 1: Smelters and Refiners reported in Adient’s supply chain as of December 31, 2018

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fenix Metals	POLAND
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT Aries Kencana Sejahtera	INDONESIA

Appendix A

Exhibit 1.01

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alarm Lestari	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	CV Tiga Sekawan	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA

Appendix A

Exhibit 1.01

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF
Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA

Appendix A

Exhibit 1.01

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA
Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY

Appendix A

Exhibit 1.01

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Aurubis AG	GERMANY
Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	HeeSung Metal Ltd.	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN

Appendix A

Exhibit 1.01

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Remondis Argentia B.V.	NETHERLANDS
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Safimet S.p.A	ITALY
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION

Appendix A

Exhibit 1.01

Conflict Mineral	Smelter or Refiner Name	Location of Smelter or Refiner
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Gold	Modeltech Sdn Bhd	MALAYSIA

List 2: Smelters and Refiners reported in Adient’s supply chain but identified as having ceased operation prior to December 31, 2018

Conflict Mineral	Location of Smelter or Refiner	Location of Smelter or Refiner
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Cooperativa Metalurgica de Rondonia Ltda.	BRAZIL
Tin	Gejiu Jinye Mineral Company	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	PT Bangka Kudai Tin	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Lautan Harmonis Sejahtera	INDONESIA
Tin	PT Timah Nusantara	INDONESIA
Tin	PT Bangka Putra Karya	CHINA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
Gold	Republic Metals Corporation	UNITED STATES OF AMERICA
Gold	Schone Edelmetaal B.V.	NETHERLANDS

Appendix A

Exhibit 1.01

Potential Countries of Origin of Conflict Minerals:

Argentina	India	Senegal
Armenia	Indonesia	Sierra Leone
Australia	Iran**	Slovakia
Austria	Ivory Coast	Solomon Islands
Azerbaijan	Kazakhstan	South Africa
Benin	Kenya	Spain
Bolivia	Laos	Suriname
Bolivia (Plurinational State of)	Lebanon	Swaziland
Botswana	Madagascar	Sweden
Brazil	Malaysia	Taiwan
Burkino Faso	Mali	Tanzania*
Burundi*	Mauritania	Thailand
Canada	Mauritius	Togo
Chile	Mexico	Turkey
China	Mongolia	Uganda*
Colombia	Morocco	United Kingdom of Great Britain and Northern Ireland
Congo, Democratic Republic of the*	Mozambique	United States of America
Cyprus	Myanmar	Uruguay
Dominican Republic	Namibia	Uzbekistan
Ecuador	Nicaraqua	Venezuela
Egypt	Niger	Zambia*
Eritrea	Nigeria	Zimbabwe
Ethiopia	Papua New Guinea
Finland	Peru
Georgia	Philippines
Ghana	Portugal
Guatemala	Puerto Rico
Guinea	Russian Federation
Guyana	Rwanda*
Honduras	Saudi Arabia

*	DRC and adjoining countries

**
Adient’s review of the recent conflict minerals surveys received from its suppliers and related conflict minerals reports found information indicating that some of the smelters in its supply chain identified Iran as a possible sourcing location. The information regarding these Iranian-origin metals came from these third-party suppliers, which in turn obtained the information through their own suppliers in these highly-attenuated, multi-tiered global supply chains. Adient did not knowingly source metals from Iranian parties, did not conduct transactions with any Iranian parties, and has robust economic sanctions screening procedures that would have identified and blocked prospective business with any Iranian parties before they occurred. The information currently available to Adient from its third-party suppliers indicates that minerals from Iran were substantially transformed before being sold to Adient or otherwise incorporated into finished products.

Appendix A